EXHIBIT 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated December 1, 2010, with respect to the special-purpose combined financial statements included in the Current Report of Concho Resources Inc. on Form 8-K/A dated December 1, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Concho Resources Inc. on Form S-8 (File No. 333-145791, effective August 30, 2007) and Forms S-3 (File No. 333-154737, effective October 24, 2008 and File No. 333-161809, effective September 9, 2009).
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
December 1, 2010